Business Combination Agreement

between

Demag Cranes AG
Forststraße 16
40597 Düsseldorf
Germany

- "Demag Cranes AG" or "Company"-

and

Terex Industrial Holding AG
Lindemannstraße 81
44137 Dortmund
Germany

- "Terex Industrial" or "Bidder" -

and

Terex Corporation
200 Nyala Farm Road
Westport, CT 06880
USA

- "Terex" -

- Demag Cranes, Terex Industrial and Terex each referred to individually as "Party" and collectively as "Parties" -

Index of Defined Terms

Defined Term	Section
Agreement	Recitals E
AktG	Recitals A
Amended Offer	Section 7.2 (b)
BGB	Section 10.4
Bidder	Rubrum
Company	Rubrum
Company's Shareholders	Recitals C
Demag Cranes	Recitals A
Demag Cranes Affiliates	Recitals A
Demag Cranes AG	Rubrum
Demag Cranes Group	Recitals A
Demag Cranes Share	Recitals C
Demag Cranes Shares	Recitals C
Domination Agreement	Recitals C
Facility Agreement	Section 5.1
Increased Offer Price	Recitals D
Major Shareholder	Section 5.1
Management Board	Recitals D
Offer	Recitals C
Offer Document	Recitals C
Offer Price	Recitals C
Parties	Rubrum
Party	Rubrum
Recommendation Statement	Section 7.1 (b)
Squeeze-Out	Recitals C
Subsidiary	Section 3.5
Subsidiaries	Section 3.5
Superior Offer	Section 7.3
Superior Bidder Offer	Section 7.4
Supervisory Board	Recitals D
Terex	Rubrum
Terex Affiliates	Recitals B
Terex Group	Recitals B
Terex Industrial	Rubrum
Terex Transferee	Section 9
Third Party Offer	Section 7.3
Transac-tion	Recitals C
WpÜG	Recitals C

Recitals

A.
The Company is a listed German stock corporation (Aktiengesellschaft) with its statutory seat in Düsseldorf, registered in the commercial register of the local court of Düsseldorf under registration number HRB 54517. "Demag Cranes Affiliates" shall mean affiliated enterprises (verbundene Unternehmen) of the Company within the meaning of § 15 German Stock Corporation Act (Aktien-gesetz - "AktG") from time to time. The Company and the Demag Cranes Affiliates are hereinafter also together referred to as "Demag Cranes" or "Demag Cranes Group".

B.
The Bidder is a German stock corporation (Aktiengesellschaft) with its statutory seat in Düsseldorf, Germany, and registered in the commercial register of the local court of Düsseldorf under registration number HRB 64410. The Bidder is an indirect wholly-owned subsidiary of Terex. Terex is a stock corporation incor-porated under the laws of Delaware. "Terex Affiliates" shall mean affiliated enterprises (verbundene Unternehmen) of Terex within the meaning of § 15 AktG from time to time. Terex and the Terex Affiliates (but excluding the Company and any of their subsidiaries from time to time) are hereinafter also together referred to as the "Terex Group".

C.
On 19 May 2011, the Bidder published in accordance with sections 34, 14 para. 2 and 3 of the Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahme-gesetz - "WpÜG") an offer document within the meaning of section 11 WpÜG ("Offer Document") containing its voluntary public takeover offer ("Offer") to all share-hol-ders of Demag Cranes AG ("Company's Shareholders") for the purchase of no-par-value bearer shares of Demag Cranes AG (each "Demag Cranes Share" and collectively "Demag Cranes Shares"), that are not already held by the Bidder, for a cash payment of EUR 41.75 per Demag Cranes Share ("Offer Price"). The acceptance period for the Offer expires on 30 June 2011 at 24.00 hrs. CEST, unless extended. The Offer is conditional, inter alia, upon a minimum acceptance rate of 51% of all Demag Cranes Shares (the Offer and its completion pursuant to the Offer Document, as amended from time to time, the "Transaction"). In the Offer Document, the Bidder has described the following possible structural measures:

-
If the Bidder, at a given point in time, holds at least 75 % of the Demag Cranes Shares, and if it appears economically and financially reasonable to the Bidder at that time, the Bidder intends to enter into a domination and profit and loss transfer agreement pursuant to sections 291 et. seq. AktG with Demag Cranes AG as the dominated company ("Domination Agreement").

-
If, at a given point in time, the Bidder directly or indirectly holds as many Demag Cranes Shares as are required, as the case may be, under further provisions, to demand a transfer of the Demag Cranes Shares of the outside shareholders against appropriate cash compensation ("Squeeze-Out"), the Bidder intends to take any actions required that such Squeeze-Out is achieved, if it appears economically and financially reasonable to the Bidder at that time.

D.
Terex and the Bidder would welcome if the management board of the Company (the “Management Board”) and the supervisory board of the Company (the “Supervisory Board”) supported the Offer and the strategic rationale behind it and would recommend that the Company's Shareholders accept the Offer. With a view to such recommendation, the Bidder is considering to increase the Offer Price to EUR 45,50 ("Increased Offer Price") and to specify its commitments to stakeholders of Demag Cranes in this Agreement.

E.
This business combination agreement ("Agreement") sets out the principal terms and the mutual understanding of the Parties with respect to the Transaction as well as certain intentions, commit-ments and obligations of the Bidder and Demag Cranes related to the Transaction and the business operations of Demag Cranes prior and after the consum-mation of the Transaction. In particular, this Agreement addresses issues regar-ding the relationship between Terex and Demag Cranes in view of the fact that, upon consummation of the Transaction, Demag Cranes AG will become a member of the Terex Group.

By entering into this Agreement, the Parties, inter alia, wish to pursue the follo-wing objectives when integrating Demag Cranes as the fifth operating segment into the Terex Group:

(a)
to strengthen the position of Demag Cranes in areas in which Demag Cranes currently conducts business, with Demag Cranes being one of the world's leading manufacturer of premium products in the sectors of industrial cranes, crane components, harbour cranes and terminal automation technology, also offering a wide range of services,

(b)	to raise the long-term value of Demag Cranes,

(c)	that the seat of Demag Cranes AG with those headquarter functions as detailed in Sections 3.5 and 3.6 shall continue to be located in Düsseldorf / Benrath,

(d)
to have the same areas of responsibility for the Demag Cranes business as a separate and independent operating segment as Terex' current Cranes, Construction, Aerial Work Platforms and Material Processing segments,

(e)	to reflect that the Transaction is predicated upon growth and not cost reduction.

NOW, THEREFORE, the Parties agree as follows:

Section 1
Business Strategy

1.1
Independence of Management Board: The Parties agree that the Management Board shall continue to independently conduct the business operations of Demag Cranes according to applicable statutory law and based upon the business strategy currently implemented or further developed in the future by the Management Board. Strategy and execution of the strategy for the Demag Cranes business shall remain the responsibility of the Management Board. This applies to all areas in which Demag Cranes currently conducts business.

1.2
Strategy: Terex acknowledges that Demag Cranes pursues a clear and successful strategy, as described, inter alia, in the joint statement of the Management Board and the Supervisory Board on the Offer pursuant to section 27 WpÜG dated 31 May 2011. Based on the publicly available information, Terex fully supports this strategy of Demag Cranes and will support the Company in the implemen-tation of such strategy.

Terex further intends to main-tain and promote Demag Cranes as leading provider of industrial cranes, crane components, harbour cranes, port automation technology and services. Terex intends to support Demag Cranes in capitalizing on future market opportunities and the expansion of Demag Cranes' market position.

Based on the publicly available information, notwithstanding the generality of the foregoing, Terex intends to support the Demag Cranes strategic growth projects, including

-	the expansion of the mid-market segment with products manufactured locally such as in India and China and, inter alia, intended for exports to other emerging markets;

-	the expansion in China, especially with the targeted strategic alliance with the Weihua Group; and the Demag Cranes target to achieve at least 10 % market share in China by 2015;

-	the expansion in Brazil;

-	the pursuit of major projects in port technology;

-	the current and new initiatives in port technology such as E-AGV, Green Range (including mobile harbour cranes with hybrid drive) and mid-market products; and

-	continued global expansion of the service-activities with increased system services as well as specific service offerings for third-party production.

1.3
Expertise, Market Access and Resources: Similar to other Terex segments and at similar terms, Terex intends (i) to make the expertise of Terex Group and its market access available to Demag Cranes in order to support the development and expansion of Demag Cranes and (ii) to provide Demag Cranes with its access to the internal resources of Terex and, in such case (ii), if and to the extent the Parties consider such access beneficial for the Demag Cranes business, in particular in the following areas:

-	global commodity sourcing (steel, hydraulics, electronics, etc.);

-	operational improvement training and professional support;

-	Terex engineering centre in India; and

-	administrative support in developing markets.

1.4
IT-Systems Migration and ERP Strategy: Terex undertakes not to change the realignment of the shared services integration implemented in the course of the reorganisation and in line with the strategy of Demag Cranes, as set forth in more detail in Section 3.2. The IT-strategy regarding the specific requirements of the segments (industrial cranes, services and port technology) shall remain the responsibility of the Demag Cranes Operating Segment Board (as described in Section 3.5), provided, however, that after completion of the Offer adequate financial reporting based on IFRS within the Terex Group shall be ensured. The Parties shall cooperate to find solutions to provide adequate financial reporting based on US-GAAP as soon as practicably possible. The cost for such additional reporting based on US-GAAP shall be borne by Terex.

Section 2
Corporate Seat, Listing and Brands

2.1
Corporate Seat: Terex undertakes to procure that Demag Cranes AG or, as the case may be, the Demag Cranes Operating Segment Board (as described in Section 3.5) maintains its (corporate) seat (Satzungssitz) in Düsseldorf, Germany, and the headquarter functions as set forth in more detail in Sections 3.5 and 3.6.

2.2
Listing: Until completion (effectiveness) of a Squeeze-Out, Terex will not cause Demag Cranes AG to cease the listing of the Company's shares at the Frankfurt Stock Exchange on the regulated market (Regulierter Markt).

2.3
Brands "Demag" and "Gottwald": Terex supports Demag Cranes in order to capitalize on its successful brands "Demag" and "Gottwald" and further enhance the brand awareness. Terex undertakes to maintain "Demag" and "Gottwald" as independent brands, with the brand "Demag" for industrial cranes and associated services, and the brand "Gottwald" (possibly in form of a combined brand such as “Terex|Gottwald”) for the port equipment business and associated services. Any change of the current brand strategy shall be implemented only with the explicit prior consent of the Management Board.

Section 3
Operations and Locations of Demag Cranes

3.1
Sites and Locations: Terex undertakes not to cause the change of the location of the German sites of Demag Cranes AG or any Demag Cranes Affiliate, or the main activities at significant production sites. In particular, and subject only to the centralisation of functions referred to in Section 3.2,

-	Luisenthal shall continue to be the lead manufacturing centre for standard cranes;

-	Uslar shall continue to be the lead manufacturing centre for drives;

-	Wetter shall continue to be the lead manufacturing centre for IC components; and

-	Düsseldorf/Benrath shall continue to be the lead manufacturing centre for mobile harbour cranes and services centre.

3.2
Centralisation of Shared Service Functions and Segment Functions: As part of the Demag Cranes restructuring programme, Demag Cranes centralised the organisational implementation of shared-services functions with inter-group responsibilities. This related particularly to the functions Financial Controlling, Finances and Accounting, Group Accounting, IT, Strategic Purchasing, Human Resources, Corporate Strategy, Corporate Communications & Marketing and Language Services. Based on publicly available information, Terex does not object to the centralisation of those and possibly further shared functions and segment functions in Düsseldorf by Demag Cranes, which shall continue to be implemented irrespective of the Transaction.

3.3
Research & Development and Capex: Terex acknowledges that the Demag Cranes business is driven by a very strong technological orientation, manifesting itself in a significant level of R&D spending. Based on publicly available information, Terex supports the Demag Cranes' strategy for expansion with due regard to the Company's status as a member of the Terex Group.

Terex will support all relocation activities at the sites and locations in Düsseldorf and any changes to such sites and locations to complete the current integration and restructuring at Demag Cranes.

Based on publicly available information, Terex will support the German R&D platform as a centre of excellence and as the core and growing R&D hub for the industrial cranes and port technology business in the future.

3.4
Industrial Leadership: The industrial leadership for the industrial cranes business, the port technology business as well as the services business shall vest with the Demag Cranes Operating Segment Board (as defined in Section 3.5) and continue to be headquartered in Düssel-dorf/Benrath. Due to Demag Cranes unique know-how and expertise in the services business, the Parties intend to complement the Demag Cranes services business by additional similar functions currently held by other Terex segments.

Following effectiveness of a Domination Agreement, Terex intends to combine its activities in the port equip-ment business with Demag Cranes' port technology business, the leadership of which shall vest with the Demag Cranes Operating Segment Board.

3.5
    Organisation Structure: In order to reflect the industrial leadership as set forth in Section 3.4, it is the Parties' intention that Demag Cranes is operated as a separate and independent operating segment similar to Terex' current Cranes, Construction, Aerial Work Platforms and Material Processing segments and that the Management Board shall continue to have at least the same areas of responsibility for the Demag Cranes business as currently held by the senior management of other Terex segments, and that this responsibility shall vest with a corresponding Demag Cranes Operating Segment Board (such Demag Cranes Operating Segment Board shall be the Management Board).

With due regard to the status of Demag Cranes as a member of the Terex Group, the Demag Cranes Operating Segment Board shall have the following areas of responsibility:

(a)
Operating segment CEO (Chief Executive Officer) with responsibility for the Service Segment, Corporate Strategy, Compliance, Legal Affairs, Corporate Com-muni-cation & Marketing, Internal Audit, Regional Subsidiaries, Executive Training & Coaching, Human Resources;

(b)	Operating segment COO (Chief Operating Officer) with responsibility for the Industrial Cranes Segment and Port Technology Segment; and

(c)
Operating segment CFO (Chief Financial Officer) with responsibility for Investor Relations, Accounting, Treasury & Insurance, IT, Planning, Reporting & Financial Controlling, Tax, Mergers & Acquisitions and Purchasing,

in each case including all subsidiaries, joint ventures and investments in affiliates of Demag Cranes AG ("Subsidiaries" or "Subsidiary"), provided however, that

•	the members of the Demag Cranes Operating Segment Board shall, to the extent permissible under German law, cooperate to ensure compliance of Terex with its requirements as a US-listed company; and

•	upon effectiveness of the Domination Agreement, the areas of responsibilities shall be in line with the structure of responsibilities within the Terex Group.

The Demag Cranes Operating Segment CEO shall (i) receive the title of "President of Demag Cranes", (ii) report directly to the chairman and chief executive officer of Terex, and (iii) be a member of the Terex Executive Leadership Team.

3.6
Public Company related Costs: For the avoidance of doubt, only and exclusively the follo-wing headquarter / central / shared services functions, which Terex considers as public company related costs, shall be discontinued:

-    Internal Audit
-     Investor Relations
-    Treasury
-    Insurance

The employees affected by such discontinuation shall be offered an equivalent position at Terex Group, to the extent that such a position is available and the respective employee is suited for such position. In the event such employee elects not to accept such offer, the employee shall be entitled to receive from Demag Cranes the higher of (i) the compensation according to the 2009 Demag Cranes bargaining agreement concluded in the context of the reorganisation of Demag Cranes and (ii) in the amount of two times the total annual compensation, assuming 100 percent target attainment, of such employee.

Section 4
Workforce and Employees

4.1
Workforce and Workforce Regulation: Terex acknowledges that the dedicated workforce of Demag Cranes AG and the Demag Cranes Affiliates is the foundation of the current and future success of Demag Cranes. Terex expressly views the Transaction as an opportunity for growth for Demag Cranes' workforce and other stakeholders and not as an acquisition which is directed towards cost reductions to the detriment of the Demag Cranes workforce. Conversely, Terex acknowledges that the success of the Transaction - and in particular the continued business success of Demag Cranes - depends on the creativity of the Demag Cranes workforce and their potential for innovation, both of which heavily rely on the competence and commitment of the employees of Demag Cranes.

Terex intends to continue and further strengthen a constructive dialogue with all of Demag Cranes' workforce constituencies and to support the Management Board in maintaining and developing an attractive and competitive framework to retain an excellent and worldwide employee base.

In particular, except to the extent required by law, Terex undertakes

(a)
not to cause Demag Cranes to take or initiate any action aiming at the amendment or termination of existing shop agreements (Betriebsvereinbarungen), collective bargaining agreements (Tarifverträge) or similar agreements of Demag Cranes AG and/or any Demag Cranes Affiliate;

(b)
to respect the rights of the employees, works councils (Betriebsräte) and unions (Gewerkschaften) existing within or with regard to Demag Cranes AG and the Demag Cranes Affiliates under applicable laws, regulations, arrangements and agreements;

(c)	not to cause Demag Cranes to initiate any action aiming at a change of the employer's collective bargaining jurisdiction (Tarifzuständigkeit auf Arbeitgeber-seite); and

(d)	not to cause Demag Cranes to take actions that would lead to a change of the existing level of co-determination in the Supervisory Board.

4.2
Reduction of Workforce: Terex acknowledges that Terex and Demag Cranes have complementary businesses with virtually no overlap. Against this background, other than the functions referred to in Section 3.6, Terex undertakes not to cause Demag Cranes to reduce the current workforce of Demag Cranes AG and/or any Demag Cranes Affiliate in Germany as a direct result of the Transaction and does not anticipate any termination for enforced redundancies (betriebsbedingte Kündigung) of employees of Demag Cranes AG or any Demag Cranes Affiliate as a direct result of the Transaction.

4.3
Management and Employees Retention / Incentive Schemes: In the event that the Demag Cranes Shares cease to be listed on the Frankfurt Stock Exchange, any participant in the Matching Stock Program of Demag Cranes AG shall be entitled, consistent with past practice without a takeover offer, to receive from Demag Cranes AG for each phantom share held by him or her a cash payment in the amount equal to the difference between the base price (Basispreis) and the average unweighted closing price on the XETRA-trading platform during the last 60 trading days immediately prior to the effectiveness of the delisting (Ausübungskurs).

Section 5
Financing, Dividend Policy

5.1
Financing: Until the effectiveness of a Domination Agreement, the financing of Demag Cranes shall remain independent from Terex, and Terex intends not to initiate a change of the current stand-alone financing strategy of Demag Cranes.

In particular, unless Terex provides financing at comparable or better terms, Terex intends not to negatively interfere with the existing EUR 350,000,000 Credit Facility Agreement dated 18 November 2010, as expected to be amended in June 2011 - ("Facility Agree-ment"), in particular the following obligations resulting from the Facility Agreement, as amended, in relation to the Major Shareholder (Major Shareholder shall mean any member of the Terex Group for as long as members of the Terex Group, either acting individually or acting in concert with other persons, hold more than 50 % of the issued share capital of Demag Cranes AG (where for the purpose of calculating such level, that part of the share capital of Demag Cranes AG that carries no voting rights (stimmrechtslose Vorzugsaktien), if any, shall not be included in the determination of the relevant percentage)):

-
Neither Demag Cranes AG nor any Demag Cranes Affiliate shall enter into any transaction with any shareholder of Demag Cranes AG or any entity controlling or controlled by such shareholder except on arm's length terms and in the normal course of business.

-	Neither Demag Cranes AG nor any Demag Cranes Affiliate shall

(i) provide any guarantee, indemnity or other form of assurance against financial loss or Security Interest (as defined in the Facility Agreement) to any Major Shareholder or in respect of that Major Shareholder's obligations;

(ii) provide any loans or credit to, enter into any cash pool-ing arrangement with, or otherwise maintain the solvency of or provide working capital to, any Major Shareholder;

(iii) invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Major Shareholder;

(iv) enter into any merger, demerger, corporate reconstruction or similar con-tract, arrangement or transaction with or otherwise involving any Major Shareholder;

(v) acquire any assets (including shares in Demag Cranes AG) or in any other person other than a Major Shareholder) from any Major Shareholder other than in the ordi-nary course of trading on arm's length terms;

(vi) dispose of any assets to any Major Shareholder other than in the ordi-nary course of trading on arm's length terms;

(vii) enter into any joint venture or similar arrangement with any Major Shareholder; or

(viii) enter into any other contract, arrangement or transaction with or for the benefit of any Major Shareholder other than in the ordinary course of busi-ness, for full market value and on arm's length terms, provided that sub-paragraphs (v), (vi) and (viii) above shall not be construed to restrict (x) the winding-up on arm's length terms of a distribution co-operation entered into between Demag Cranes & Components GmbH (Salzburg) and Demag Mobile Cranes GmbH & Co. KG (Zweibrücken) with respect to the region Austria or (y) performance under a service agreement (as amended from time to time in the ordinary course of busi-ness, for full market value and on arm's length terms) entered into on arm's length terms between Demag Cranes & Components GmbH (Salzburg) and Terex-Demag GmbH & Co. KG (Zweibrücken) with respect to the region Austria.

To the extent the Facility Agreement creates a conflict with existing financing agreements of Terex, the Parties agree to cooperate in good faith to find a mutually acceptable solution which is not detrimental to Demag Cranes AG.

5.2
Dividend Policy: Until the effectiveness of a Domination Agreement, Terex undertakes not to cause Demag Cranes to change the existing dividend policy (Dividendenpraxis) of Demag Cranes AG, which provides that the payment of dividends or other distributions on or in respect of the share capital of Demag Cranes AG in respect of any financial year shall, in the aggregate, not exceed 50 % of the operating net income after tax of the Demag Cranes Group (calculated in accordance with the principles applied when calculating operating net income after tax of the Demag Cranes Group for purposes of the Original Financial Statements, as defined in the Facility Agreement) for that financial year.

Section 6
Corporate Governance

6.1	Supervisory Board

The Supervisory Board shall consist of twelve (12) members. Terex undertakes not to initiate any modification of the size of the Supervisory Board.

6.2	Management Board

(a)    Composition

Terex has full trust and confidence in the current members of the Management Board and does not intend to effect or initiate a change of the composition of the Mana-gement Board. For the duration of the current appointment of the members of the Management Board, Terex does not intend to initiate or otherwise support any action aiming at the removal of any current member of the Management Board or the termination of any corresponding employment contract.

(b)    Independence of Management Board

The Management Board shall continue to be independent from Terex. Terex acknowledges that neither Terex nor any Terex Affiliate is entitled to issue directives to the Management Board or any of its member, and that, absent a Domination Agreement, there is no obligation on the part of the Management Board or any of its member to carry out or refrain from a legal transaction or act at the inducement of Terex, whether in form of a request, a demand, or instruction.

Section 7
Recommendation of the Offer

7.1
Recommendation by the Management Board: At the time of the execution of this Agreement, the Management Board supports the Transaction based on the considerations set out in this Agreement. Therefore, the Management Board will confirm in its reasoned opinion statement pursuant to section 27 WpÜG, which it will not amend or withdraw as long as the Recommendation Requirements are met, that it

(a)    regards the Increased Offer Price to be adequate (angemessen) and

(b)    considering, inter alia, the commitments and undertakings of Terex in this Agreement, recommend to the Company's Shareholders to accept such Amended Offer ("Recommendation Statement").

7.2	Recommendation Requirements: The obligation to render the Recommendation Statement is subject to the following requirements:

(a)    the Increased Offer Price is not less than EUR 45,50;

(b)    the Offer has been amended by the Bidder pursuant to section 21 WpÜG with the Increased Offer Price and in a way that is not inconsistent with this Agreement (such amended Offer, the “Amended Offer”);

(c)    no Superior Offer (as defined in Section 7.3 below) has been launched by a third party and the Bidder has not amended the Offer pursuant to Section 7.3 (b); and

(d)    no other circumstances exist, that, in the reasonable opinion of the Management Board acting in good faith with regard to its duties, would cause the members of the Management Board to violate their duties under applicable law (including their fiduciary duties and obligations under German law, in particular, the duty of care and loyalty under section 93 AktG) by issuing the Recommendation Statement.

7.3
Third Party Offer: If a third party launches, or publishes its intention to launch within the meaning of section 10 para. 1 WpÜG, an offer for all Demag Cranes Shares ("Third Party Offer"), the Management Board shall be entitled to withdraw its Recommendation Statement and/or recommend such Third Party Offer to the Company's Shareholders, provided that

(a)    the Management Board, acting reasonably and in good faith, determines that such Third Party Offer is more favourable to Demag Cranes, the Company's Shareholders and its stakeholders than the Amended Offer, taking into account, without limitation, all of the terms and condi-tions of the Third Party Offer including its conditionality, the likelihood of its completion in accordance with its terms and the likely timing of the transaction; and

(b)    Terex has not amended the Amended Offer within five (5) Business Days following information by the Management Board of Demag Cranes AG that in the view of the Management Board the Third Party Offer is more favourable to the Company, the Company's Shareholders and its stakeholders than the Amended Offer.

(such Third Party Offer as set forth under (a) and (b) being a "Superior Offer").

7.4
Superior Terex Offer: If Terex amends the Amended Offer as set forth above under Section 7.3 (b), thus transforming it into a "Superior Bidder Offer", all provisions herein, in particular the obligations of the Parties that relate to the Amended Offer, shall, from the date of such transformation, relate to the Superior Bidder Offer in lieu of the Amended Offer.

7.5
Support Conditions: Any obligations of the Management Board under this Agreement shall only exist if and to the extent such obligations comply with and do not infringe any provisions of applicable law, in particular any obligations of the members of the Management Board to observe their duty of care and fiduciary duty towards the Company, including their obligations under sections 14, 27 and 33 WpÜG and under sections 76 and 93 AktG.

Section 7a
Support and Deal Protection

7a.1
The Company hereby undertakes, to the extent permitted by law, that it will refrain from the date hereof until expiry of the additional acceptance period (weitere Annahmefrist) from initiating any measures or steps that could jeopardize the success of the Offer. In particular, the Company undertakes, to the extent permitted by law, that it will refrain from, to the extent this could jeopardize the success of the Offer:

(i)	soliciting, i.e. actively asking for, any competing Third-Party Offer, both directly and indirectly;

(ii)	making any confidential documents relating to the Demag Cranes Group or its business available to third parties who are considering a Third Party Offer;

(iii)
increasing the Company's share capital or carrying out any other equity or equity-linked transactions with respect to Demag Cranes Shares that will increase the aggregate price of the Offer (except for the existing Matching Stock Program);

(iv)
purchasing, selling, acquiring, transferring or encumbering material assets (including investments in intangible assets, fixed assets or financial assets) having an aggregate value exceeding EUR 100 million, either directly or indirectly, by way of amalgamation or another form of transformation, takeover, acquisition, transfer, disposal or similar transaction with one or more third parties or disposing of any such assets in any other manner;

(v)	entering into joint ventures, partnerships or other forms of co-operations with third parties other than in the ordinary course of business;

(vi)	and otherwise refrain from taking any action outside the ordinary course of business.

7a.2
Until completion of the Offer, the Company undertakes not to, and shall procure that no company of the Demag Cranes Group shall, increase, directly or indirectly, the compensation of any employees or management board members of any company of the Demag Cranes Group, except as provided in Section 3.6 or otherwise consistent with past practice, unless legally required.

7a.3
In the event that the Company is contacted by third parties considering making a Third Party Offer, the Company hereby undertakes, to the extent permitted by law, to advise the Bidder, without undue delay, of the name of such third party or third parties as well as the content of any such (considered) Third Party Offer and any further developments in this regard.

7a.4
The Company undertakes to provide all information and documents requested by the respective merger control authorities with respect to the merger control filings and proceedings. For the avoidance of doubt, this undertaking shall not include an undertaking by the Company to dispose of any assets.

7a.5
The Company confirms, and Terex and the Bidder acknowledge, that Aloysius Rauen intends to accept the Amended Offer with respect to all Demag Cranes Shares held by him at the end of the acceptance period of the Offer.

Section 8
Other Post-Offer Measures
Post-Offer Measures: Notwithstanding the generality of the provisions set forth in Sections 1 to 6, the following shall apply following the consummation of the Amended Offer:

Without the prior written consent of Demag Cranes AG, Terex undertakes not to initiate any of the following actions in any of the corporate bodies of Demag Cranes:

(a)	liquidation or dissolution of Demag Cranes AG or Demag Cranes Affiliates;

(b)
any sale or other disposal of the entire or substantially the entire business or of any branch of activity (Teilbetrieb) of Demag Cranes AG and any Demag Cranes Affi-liate, or any limitation, abandonment or disposal of current business activities, fields of acti-vity, company or business divisions of Demag Cranes AG and the Demag Cranes Affi-liates or of substantial parts thereof; and

(c)	amendments to the statutory object (satzungsgemäßer Unternehmensgegenstand) of Demag Cranes AG or any Demag Cranes Affiliate.

Section 9
Transfer to Affiliates
Terex shall be entitled to trans-fer its shareholding in Demag Cranes AG to a wholly-owned Terex Affiliate ("Terex Transferee") without the prior written consent of the Company provided that

(a)	Terex informs Demag Cranes AG in writing of the intended transfer prior to the sale;

(b)	the Terex Transferee accedes to this Agreement and assumes all rights and obligations under this Agreement; and

(c)
Terex shall reacquire the shareholding before the Terex Transferee ceases to be wholly owned by Terex, whereas Terex Transferee shall irrevocably grant Terex the right to acquire such shares on first request in the case of a change in the ownership of Terex Transferee.

Section 10
Term and Termination

10.1	Fixed Term:

(a)
Subject to clause (b) of this Section 10.1, this Agreement shall become effective upon signature of all Parties and shall have a fixed term until the earlier of the date that is two years after the closing of the Amended Offer and the effectiveness of a Domination Agreement or, as the case may be, of a Squeeze-Out.

(b)	Notwithstanding the foregoing clause (a) and irrespective of a Domination Agreement or a Squeeze-out, as the case may be,

(i)	Sections 1.4, 2.1, 2.3, 3.2 through 3.5 and 4 shall have a fixed term of three years after the closing of the Amended Offer and shall expire at such time, and

(ii)	Section 3.1 shall have a fixed term of five years after the closing of the Amended Offer and shall expire at such time.

10.3	Termination: This Agreement may be terminated with immediate effect by giving notice thereof to the other Party,

(a)
by either Demag Cranes AG, or Terex and the Bidder (acting jointly), if any competent governmental authority or court has prohibited the closing of the Transaction and such decision has become final and non-appealable; and

(b)	by Demag Cranes AG if

(i)	the Bidder has not published the Amended Offer (which shall comply with this Agreement and with Sec. 21 WpÜG) on or prior to 16 June 2011; or

(ii)	Terex violates any material provision of this Agreement;

(c)	by Terex and the Bidder (acting jointly) if

(i)
the Management Board and the Supervisory Board have not issued on or prior to 27 June 2011 at the latest, an amendment to their joint reasoned statement pursuant to § 27 WpÜG pursuant to which they recommend that the shareholders of the Company accept the Amended Offer for all Demag Cranes Shares held by them (it being understood that the Management Board and the Supervisory Board will use their best efforts to issue their joint reasoned statement on 22 June 2011 at the latest);

(ii)	Demag Cranes AG violates any material provision of this Agreement.

Notice of any termination must be given in writing and must be made within ten (10) business days after the terminating Party has become aware of the event triggering a termination right. In the event of termination, this Agreement shall have no further effect except with respect to those provisions where the Parties have expressly agreed upon on its surviving, irrespectively of any termination of this Agreement and which shall in such case remain in full force and effect.

10.4
Good Cause: The right to terminate this agreement for good cause (aus wichtigem Grund) shall remain unaffected. Good cause shall exist where the terminating party, taking into account all circumstances of the specific case and weighing the interests of all Parties, cannot reasonably be expected (unzumutbar) to continue the contractual relationship through the balance of the agreed term (section 314 para. 1 sentence 1 of the German Civil Code (Bürgerliches Gesetzbuch - "BGB").

Section 11
Public Announcements
11.1    Public Announcements upon Execution of this Agreement: Promptly after conclusion of this Agreement the Parties will issue press releases. The Parties shall coordinate such press releases with respect to their content and their timing.

11.2
Other Press Releases: In the event each Party intends to issue a press release in connection with this Agreement or the transactions contemplated hereby, the Parties shall coordinate such press releases with respect to their content and their timing. For the avoidance of doubt, there shall be no obligation to coordinate with the other Party any press release if such press release is in line with the wording agreed upon in accordance with Section 11.1.

Section 12
Miscellaneous

12.1	Undertakings: For the avoidance of doubt, any undertakings of the Bidder and/or Terex pursuant to this Agreement shall not be construed as containing any financial commitment to Demag Cranes.

12.2
No third-party rights: For the avoidance of doubt, this Agreement shall only grant rights to the Parties (other than the Members of the Management Board) and shall not constitute a contract for the benefit of third parties (Vertrag zu Gunsten Dritter) or a contract with protective effect for third parties (Vertrag mit Schutzwirkung für Dritte).

12.3
Notices: All notices, requests and other communications hereunder shall be made in writing in the English language and delivered by hand, by courier, by telefax or by email (provided that receipt of the telefax or email is promptly confirmed by telefax or email) to the person at the address set forth below, or such other person or address as may be designated by the respective Party to the other Party in the same manner:

to Demag Cranes AG:

Demag Cranes AG
Attention: Chief Executive Officer
Forststraße 16
40597 Düsseldorf
Fax: +49 211 7102-51000
Email: aloysius.rauen@demagcranes-ag.com

with a copy to:

Dr. Rainer Krause
Hengeler Mueller
Benrather Straße 18-20
40213 Düsseldorf
Fax: +49 211 8304-170
Email: rainer.krause@hengeler.com

to Terex Corporation and to Terex Industrial Holding AG:

Terex Corporation
Attention: Eric I Cohen
200 Nyala Farm Road
Westport, CT 06880
USA
Fax: +1 203 227-6372
Email: eric.cohen@terex.com

with copy to:

Dr. Gregor von Bonin
Freshfields Bruckhaus Deringer LLP
Feldmühleplatz 1
40545 Düsseldorf
Fax: +49 211 4979-651 82
Email: gregor.vonbonin@freshfields.com

12.4
Entire Agreement: This Agreement (including all Exhibits hereto) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto. There are no written or oral supplements to this Agreement, neither among all nor some of the Parties.

12.5
Amendments: Any amendment, supplementation or suspension of this Agreement, including of this provision, shall be valid only if made in writing, except where a stricter form (e.g. notarization) is required under applicable law. Any conduct of the Parties in conflict with the provisions of this Agreement shall not result in a modification of this Agreement and the failure of any Party at any time to require performance of any provisions hereof shall in no manner affect such Party's right to enforce such provisions at a later time. The same applies for modifications of or amendments to this provision.

12.6	Assignment: Except as expressly set forth in this Agreement, no Party may assign any of its rights or obligations under this Agreement without the consent of all other Parties.

12.7
Language: This Agreement is written in the English language. Terms to which a German translation has been added shall be interpreted throughout this Agreement in the meaning assigned to them by the German translation.

12.8	Costs and Expenses: All costs and expenses incurred by the Parties in connection with the negotiation and conclusion of this Agreement will be borne by the individual Party concerned.

12.9
Governing Law and Jurisdiction: This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany. Any dispute arising in connection with this Agreement and its annexes or their validity shall be finally adjudicated by the ordinary courts. Venue for all disputes under this Agreement shall to the extent legally possible be Düsseldorf.

12.10	Interpretation and Definitions:

(a)	The Exhibits to this Agreement are an integral part of this Agreement and any reference to this Agreement includes this Agreement and the Exhibits as a whole.

(b)	The headings of the sections and subsections in this Agreement are for convenience purposes only and shall not affect the interpretation of any of the provisions hereof.

(c)	Terms to which German translation has been added shall be interpreted as having the meaning assigned to them by the German translation.

(d)
Words such as "hereof", "herein" or "hereunder" refer (unless otherwise required by the context) to this Agreement as a whole and not to a specific provision of this Agreement. The term "including" shall mean "including, without limitation".

(e)	Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(f)
Any obligation undertaken by Terex shall include the obligation that Terex shall procure that any Terex Affiliate or any other persons acting jointly with Terex within the meaning of section 2 para. 5 WpÜG shall act accordingly.

12.11
Severability: Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply: (i) if the Parties have, unintentionally, failed to address a certain matter in this Agreement (Regelungslücke); in this case a suitable and equitable provision shall be deemed to have been agreed upon which comes as close as possible to what the Parties, in the light of the intent and purpose of this Agreement, would have agreed upon if they had considered the matter; or (ii) if any provision of this Agreement is invalid because of the scope of any time period or performance stipulated herein; in this case a legally permissible time period or performance shall be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.

Düsseldorf, 16 June 2011

Demag Cranes AG

Name: signed: Aloysius Rauen	Name: signed: Rainer Beaujean

Function: CEO	Function: CFO

Name: signed: Thomas H. Hagen

Function: COO

Düsseldorf, 16 June 2011

Terex Industrial Holding AG

Name: signed: Brian Henry

Function: Director

Düsseldorf, 16 June 2011

Terex Corporation

Name: signed: Ron DeFeo

Function: Chairman and CEO